Exhibit 99.B(10)(f)

SCHEDULE I

TO THE DISTRIBUTION AND SERVICE PLAN

FOR

CLASS R SHARES OF THE

VICTORY PORTFOLIOS

Dated December 11, 1998 and Amended and Restated February 20, 2013

This Plan shall be adopted with respect to Class R Shares of the following series of The Victory Portfolios:

	Fund Name	Rate*
1	Victory Diversified Stock Fund	0.50%
2	Victory Floating Rate Fund	0.50%
3	Victory Global Natural Resources Fund	0.50%
4	Victory High Yield Fund	0.50%
5	Victory INCORE Fund for Income	0.25%
6	Victory INCORE Investment Quality Bond Fund	0.50%
7	Victory INCORE Low Duration Bond Fund	0.50%
8	Victory INCORE Total Return Bond Fund	0.50%
9	Victory Integrity Discovery Fund	0.50%
10	Victory Integrity Mid-Cap Value Fund	0.50%
11	Victory Integrity Small/Mid-Cap Value Fund	0.50%
12	Victory Integrity Small-Cap Equity Fund	0.50%
13	Victory Munder Mid-Cap Core Growth Fund	0.50%
14	Victory Munder Multi-Cap Fund	0.50%
15	Victory NewBridge Global Equity Fund	0.50%
16	Victory NewBridge Large Cap Growth Fund	0.50%
17	Victory Ohio Municipal Bond Fund	0.50%
18	Victory RS China Fund	0.50%
19	Victory RS Emerging Markets Fund	0.50%
20	Victory RS Global Fund	0.50%
21	Victory RS Growth Fund	0.50%
22	Victory RS International Fund	0.50%
23	Victory RS Investors Fund	0.50%
24	Victory RS Large Cap Alpha Fund	0.50%
25	Victory RS Mid Cap Growth Fund	0.50%
26	Victory RS Partners Fund	0.50%
27	Victory RS Science and Technology Fund	0.50%
28	Victory RS Select Growth Fund	0.50%
29	Victory RS Small Cap Equity Fund	0.50%
30	Victory RS Small Cap Growth Fund	0.50%
31	Victory RS Value Fund	0.50%
32	Victory S&P 500 Index Fund	0.50%
33	Victory Special Value Fund	0.50%
34	Victory Strategic Allocation Fund	0.50%
35	Victory Strategic Income Fund	0.50%
36	Victory Sycamore Established Value Fund	0.50%
37	Victory Sycamore Small Company Opportunity Fund	0.50%
38	Victory Trivalent Emerging Markets Small-Cap Fund	0.50%
39	Victory Trivalent International Fund—Core Equity	0.50%
40	Victory Trivalent International Small-Cap Fund	0.50%

*Expressed as a percentage of the average daily net assets of each Fund attributed to its Class R Shares.

THE VICTORY PORTFOLIOS
By:	/s/ Christopher K. Dyer
	Name:	Christopher K. Dyer
	Title:	President

VICTORY CAPITAL ADVISERS, INC.
By:	/s/ Michael Policarpo
	Name:	Michael Policarpo II
	Title:	President